Exhibit 99.1

CONTACT: Sherry Lauderback VP, Investor Relations & Communications (248) 631-5506 sherrylauderback@trimascorp.com

TRIMAS CORPORATION REPORTS FOURTH QUARTER AND FULL YEAR 2010 RESULTS

Company Reports $1.21 Diluted EPS on 17% Sales Growth for 2010

Company Provides 2011 Outlook of $1.40 to $1.50 EPS

BLOOMFIELD HILLS, Michigan, February 28, 2011 — TriMas Corporation (NASDAQ: TRS) today announced financial results for the quarter and full year ended December 31, 2010. For the quarter, the Company reported net sales from continuing operations of $222.7 million, an increase of 16.5% compared to fourth quarter 2009. Fourth quarter 2010 income from continuing operations was $8.2 million, or $0.23 per diluted share, compared to a loss from continuing operations of $8.9 million, or $0.26 per diluted share, during fourth quarter 2009. Excluding Special Items,(1) fourth quarter 2009 income from continuing operations would have been $3.6 million, or $0.11 per share.

For the year ended December 31, 2010, the Company reported net sales from continuing operations of $942.7 million, an increase of 17.3% compared to 2009. The Company reported full year income from continuing operations of $41.9 million, or $1.21 per diluted share, compared to income from continuing operations of $12.7 million, or $0.37 per diluted share, in 2009. Excluding Special Items, 2009 income from continuing operations would have been $14.9 million, or $0.43 per diluted share.

TriMas 2010 Highlights

•                 Reported 17.3% net sales growth in 2010, as compared to 2009, due to overall improved economic conditions and the continued execution of several of the Company’s key growth initiatives.

•                 Improved 2010 operating profit margin and Adjusted EBITDA margin by 320 and 250 basis points, respectively, as compared to 2009, excluding the impact of Special Items.

•                 Generated 2010 Free Cash Flow(2) of $83.4 million, or almost $2.50 per diluted share.

•                 Reduced total indebtedness, net of cash, from $505.1 million as of December 31, 2009, to $448.3 million as of December 31, 2010.

•                 Decreased operating working capital as a percentage of sales from 14.5% in 2009 to 12.6% in 2010.

•                 Completed and successfully integrated two bolt-on acquisitions during 2010, enhancing the businesses’ growth opportunities through expansion of the product portfolio and customer base.

“We are proud of our many accomplishments in 2010,” said David Wathen, TriMas President and Chief Executive Officer. “Our balanced and structured approach to growth, productivity and cash generation drove positive results across our company. We achieved sales growth of 17%, resulting from improved end markets and successful execution of our strategic growth initiatives including product innovation, geographic expansion and bolt-on acquisitions.”

Wathen continued, “In addition to our top-line growth, our lower fixed cost structure and ongoing focus on productivity and lean initiatives drove significant margin expansion. 2010 operating profit margin improved by 320 basis points and 2010 diluted earnings per share improved over 150%, as compared to 2009 and excluding Special Items. We continue to generate strong cash flow, lower operating working capital as a percentage of sales and reduce outstanding debt. We have a solid foundation to build upon going into 2011.”

“While the past two years have been focused on structural improvements and turn-around activities, 2011 will be a year in which we intensify our efforts around growth, funded by our continuous productivity improvements and lean initiatives. In 2011, we expect to deliver continued strong results in line with our strategic aspirations. We are estimating 2011 top-line growth of 6% to 9%, compared to 2010, with earnings per share up a multiple of sales growth. We expect full-year 2011 diluted earnings per share from continuing operations to range between $1.40 and $1.50 per share. We continue to be confident in our ability to grow the top-line faster than the economy, create sustainable operating leverage and generate strong cash flow,” Wathen concluded.

Fourth Quarter Financial Results — From Continuing Operations

•                  TriMas reported fourth quarter net sales of $222.7 million, an increase of 16.5% in comparison to $191.1 million in fourth quarter 2009, driven by double-digit percentage increases in the Energy, Aerospace & Defense and Engineered Components segments. The effects of currency exchange did not have a material impact during the quarter.

•                  The Company reported operating profit of $19.5 million in fourth quarter 2010, as compared to operating profit of $7.1 million during fourth quarter 2009. Excluding the impact of Special Items,(1) operating profit would have improved 14.6%, from $17.0 million in fourth quarter 2009 to $19.5 million in fourth quarter 2010.

•                  Fourth quarter 2010 income from continuing operations was $8.2 million, or $0.23 per diluted share, including approximately $0.10 per share resulting from the benefit of a lower effective tax rate. The lower effective tax rate is related to U.S. tax legislation changes in fourth quarter and additional tax benefits in 2010 that the Company believes will be realized as a result of its improved earnings performance. These results are compared to a loss from continuing operations of $8.9 million, or $0.26 per diluted share, during fourth quarter 2009. Excluding the impact of Special Items, fourth quarter 2009 income from continuing operations would have been $3.6 million, or $0.11 per share.

•                  The Company reported Free Cash Flow(2) for fourth quarter 2010 of $16.7 million, relatively flat in comparison to fourth quarter 2009. Operating working capital as a percentage of last twelve months (LTM) sales continued to improve, declining from 14.5% in fourth quarter 2009 to 12.6% in fourth quarter 2010.

Full Year 2010 Financial Results — From Continuing Operations

•                  TriMas reported 2010 net sales from continuing operations of $942.7 million, an increase of 17.3% compared to $803.7 million in 2009, due to increased volumes resulting from the economic recovery in 2010, as well as new product introductions, geographic expansion and market share gains. In addition, net sales were favorably impacted by approximately $9.9 million as a result of currency exchange.

•                  The Company reported 2010 operating profit of $114.1 million, compared to an operating profit of $49.9 million for 2009. Excluding the impact of Special Items, operating profit would have increased 59.5%, from $71.5 million in 2009 to $114.1 million in 2010. This increase would have represented an improvement in operating profit margin of 320 basis points, resulting from higher sales volumes, reduced cost structure and ongoing productivity initiatives.

•                  Adjusted EBITDA(2) for 2010 increased to $150.7 million, as compared to $119.0 million in 2009. Excluding the impact of Special Items, Adjusted EBITDA would have increased 38.8%, from $108.6 million in 2009 to $150.7 million in 2010, representing an improvement in Adjusted EBITDA margin of 250 basis points.

•                  2010 income from continuing operations was $41.9 million, or $1.21 per diluted share, compared to income from continuing operations of $12.7 million, or $0.37 per diluted share, during 2009. As noted above, the Company benefited from a lower effective tax rate in 2010 due to additional tax benefits that the Company believes will be realized as a result of its improved earnings performance. Excluding the impact of Special Items, 2009 income from continuing operations would have been $14.9 million, or $0.43 per share.

•                  The Company reported Free Cash Flow(2) for 2010 of $83.4 million, or almost $2.50 per diluted share.

Financial Position

TriMas reported total indebtedness of $494.6 million as of December 31, 2010, as compared to $514.6 million as of December 31, 2009. After consideration of $46.4 million in cash on the balance sheet as of December 31, 2010, total indebtedness, net of cash, was $448.3 million, as compared to $505.1 million as of December 31, 2009. TriMas ended fourth quarter 2010 with $167.1 million of cash and aggregate availability under its revolving credit and accounts receivable facilities.

Business Segment Results — From Continuing Operations (Excluding the impact of Special Items(3))

The Company realigned its reportable segments to be consistent with the current operating structure and strategic priorities. The Company’s Packaging and Aerospace & Defense segments remain unchanged. The Company’s Arrow Engine business, previously within the Energy segment, is now included in the Engineered Components segment. In addition, the former Cequent segment has been split into two segments, with the Cequent Performance Products and Cequent Consumer Products businesses comprising the new Cequent

North America segment, and the Company’s Cequent Asia Pacific business becoming a separate reportable segment. All prior year information and related comparisons have been adjusted to reflect these changes.

Packaging — (Consists of Rieke Corporation including its foreign subsidiaries of Englass, Rieke Germany, Rieke Italia and Rieke China; 2010 Revenue of $171.2 million)

Net sales for fourth quarter decreased 3.5% compared to the year ago period, due to sales in fourth quarter 2009 related to H1N1 flu virus products that did not recur, as well as the impact of unfavorable currency exchange. Despite the slight decrease in sales, operating profit for the quarter increased due to lower costs as a result of productivity initiatives, partially offset by an increase in selling, general and administrative costs in support of growth initiatives, as well as unfavorable currency exchange. Full year 2010 sales increased 18.0%, due to improved demand for industrial closure products and sales growth in specialty dispensing and other new products, partially offset by the impact of unfavorable currency exchange. Operating profit for the year increased consistent with the reasons noted above, as well as higher sales volumes. Overall, 2010 operating profit margin improved by approximately 530 basis points compared to 2009. The Company continues to diversify its product offering by developing specialty dispensing product applications for growing end markets, including pharmaceutical, personal care and food/beverage, and expanding geographically to generate long-term growth.

Energy — (Consists of Lamons; 2010 Revenue of  $129.1 million)

Fourth quarter and full year 2010 net sales increased 23.4% and 15.8%, respectively, compared to the year ago periods, due to increased sales of specialty gaskets and related fastening hardware resulting from higher levels of turn-around activity at petrochemical refineries and increased demand from the chemical industry. This segment also benefited from incremental sales from newly opened branch facilities, as well as sales resulting from the acquisition of South Texas Bolt & Fitting, completed in the fourth quarter of 2010. Operating profit for the quarter and year increased due to higher sales volumes and lower costs as a result of sourcing and productivity initiatives, partially offset by increased selling, general and administrative costs in support of sales growth initiatives. While operating profit margin decreased during fourth quarter 2010, full-year 2010 operating profit margin increased 100 basis points compared to 2009. The Company continues to grow its sales and service branch network, capitalize on synergies related to the acquisition of South Texas Bolt & Fitting and expand its lines of complementary products.

Aerospace & Defense — (Consists of Monogram Aerospace Fasteners and NI Industries; 2010 Revenue of $73.9 million)

Net sales for the fourth quarter increased 14.3% compared to the year ago period, due to improved demand from aerospace distribution customers and increased sales in the defense business. 2010 sales were relatively flat, as aerospace distribution customers’ increased purchases during the back half of 2010 were more than offset by lower levels of demand during the first half of 2010. The sales declines in the aerospace business, however, were substantially offset by increased sales in the defense business, although the increased revenue associated with managing the defense facility closure and relocation was at lower margin levels. While operating profit for the year was negatively impacted by this less profitable product sales mix, operating profit increased in fourth quarter compared to the prior year, with improvements in operating profit margin of 580 basis points due to the increase in sales volume and the better absorption of fixed costs in the aerospace business. 2010 full year operating profit and the related margin level declined substantially, primarily due to lower sales levels, an unfavorable product sales mix in our defense business and lower absorption of fixed costs in our aerospace business. Given the long-term prospects for its aerospace business, the Company continues to invest in this high-margin segment by developing and marketing highly-engineered products for aerospace applications, as well as expanding its offerings to military and defense customers.

Engineered Components — (Consists of Arrow Engine, Hi-Vol Products, KEO Cutters, Norris Cylinder and Richards Micro-Tool; 2010 Revenue of $153.2 million)

Fourth quarter and full year 2010 net sales increased 94.5% and 53.7%, respectively, compared to the year ago periods, primarily due to improved demand for engines, other well-site content and compression products, increased demand for industrial cylinders and the positive impact of the cylinder asset acquisition completed during second quarter 2010. The specialty fittings and precision cutting tools businesses also experienced improved demand, primarily resulting from the upturn in the domestic economy and new product offerings.

Fourth quarter and full year 2010 operating profit and related margins improved compared to the prior year periods, due to higher sales levels, increased absorption of fixed costs, and productivity and cost reduction efforts, partially offset by higher selling, general and administrative expenses related to the acquisition and increased sales levels. The Company continues to develop new products and expand its international sales efforts.

Cequent Asia Pacific — (Consists of Cequent Australia/Asia Pacific; 2010 Revenue of $76.0 million)

Net sales for the fourth quarter decreased 13.9% compared to fourth quarter 2009. Despite the favorable effect of currency exchange and expanded sales with some customers, sales were lower overall when compared to fourth quarter 2009 which benefited from an Australian government stimulus program that was not offered in 2010. Operating profit and the related margin level decreased due primarily to the lower sales levels. Full year 2010 sales increased 18.9% compared to 2009, as a result of the favorable effect of currency exchange and additional sales to regional original equipment and aftermarket customers. 2010 operating profit and related margin improved compared to 2009, due to higher sales levels, additional utilization of the lower-cost manufacturing plant in Thailand, productivity initiatives and favorable currency exchange, partially offset by higher selling, general and administrative costs in support of the Company’s growth initiatives. The Company continues to reduce fixed costs, minimize its investment in working capital and leverage Cequent’s strong brand positions to capitalize on growth opportunities in expanding markets.

Cequent North America — (Consists of Cequent Performance Products and Cequent Consumer Products; 2010 Revenue of $339.3 million)

Net sales for fourth quarter and full year 2010 increased 7.8% and 9.8%, respectively, compared to the year ago periods, resulting from increased sales within our original equipment, aftermarket, retail, industrial and agricultural channels, all of which were aided by the economic recovery in 2010. Sales increases were the result of improved customer demand, new product introductions and market share gains. While fourth quarter operating profit declined, full year 2010 operating profit increased substantially with an operating profit margin improvement of 480 basis points compared to 2009, due to improved sales levels, cost reduction actions, improved sourcing and productivity initiatives. The Company continues to reduce fixed costs, minimize its investment in working capital and leverage Cequent’s strong brand positions and new products for increased market share.

For a complete schedule of Segment Sales, Adjusted EBITDA and Operating Profit, including Special Items by segment, see page 8 of this release, “Company and Business Segment Financial Information — Continuing Operations.”

2011 Outlook

The Company is estimating that 2011 sales will increase 6% to 9%, compared to 2010. The Company expects full-year 2011 diluted earnings per share (EPS) from continuing operations to be between $1.40 and $1.50 per share, excluding any future events that may be considered Special Items. In addition, the Company expects 2011 Free Cash Flow, prospectively redefined as Cash Flow from Operating Activities less Capital Expenditures, to be between $50 million and $60 million.

(1)

Appendix I details certain costs, expenses and other charges, collectively described as “Special Items,” that are included in the determination of net income (loss) under GAAP and are not added back to net income (loss) in determining Adjusted EBITDA, but that management would consider important in evaluating the quality of the Company’s Adjusted EBITDA and operating results under GAAP.

(2)

See Appendix II for reconciliation of Non-GAAP financial measure Adjusted EBITDA and Free Cash Flow to the Company’s reported results of operations prepared in accordance with GAAP. Additionally, see Appendix I for additional information regarding Special Items impacting reported GAAP financial measures.

(3)	Operating Profit excludes the impact of Special Items. For a complete schedule of Special Items by segment, see Appendix “Company and Business Segment Financial Information — Continuing Operations.”

Conference Call Information

TriMas Corporation will host its fourth quarter and full year 2010 earnings conference call today, Monday, February 28, 2011 at 10:00 a.m. EST. The call-in number is (866) 259-7123. Participants should request to be connected to the TriMas Corporation fourth quarter 2010 earnings conference call (Conference ID #1512995). The conference call will also be simultaneously webcast via TriMas’ website at www.trimascorp.com, under the “Investors” section, with an accompanying slide presentation.

A replay of the conference call will be available on the TriMas website or by dialing (866) 837-8032 (Access Code #1512995) beginning February 28th at 2:00 p.m. EST through March 7th at 11:59 p.m. EST.

Cautionary Notice Regarding Forward-looking Statements

Any “forward-looking” statements contained herein, including those relating to market conditions or the Company’s financial condition and results, expense reductions, liquidity expectations, business goals and sales growth, involve risks and uncertainties, including, but not limited to, risks and uncertainties with respect to general economic and currency conditions, various conditions specific to the Company’s business and industry, the Company’s substantial leverage, liabilities imposed by the Company’s debt instruments, market demand, competitive factors, the Company’s ability to maintain compliance with the listing requirements of NASDAQ, supply constraints, material and energy costs, technology factors, litigation, government and regulatory actions, the Company’s accounting policies, future trends, and other risks which are detailed in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010, and in the Company’s Quarterly Reports on Form 10-Q. These risks and uncertainties may cause actual results to differ materially from those indicated by the forward-looking statements. All forward-looking statements made herein are based on information currently available, and the Company assumes no obligation to update any forward-looking statements.

About TriMas

Headquartered in Bloomfield Hills, Michigan, TriMas Corporation (NASDAQ: TRS) provides engineered and applied products for growing markets worldwide. TriMas is organized into six reportable segments: Packaging, Energy, Aerospace & Defense, Engineered Components, Cequent Asia Pacific and Cequent North America. TriMas has approximately 3,900 employees at more than 60 different facilities in 11 countries. For more information, visit www.trimascorp.com.

TriMas Corporation

Condensed Consolidated Balance Sheet

(Dollars in thousands)

	December 31,	December 31,
	2010	2009
Assets
Current assets:
Cash and cash equivalents	$46,370	$9,480
Receivables, net of reserves	117,050	93,380
Inventories	161,300	141,840
Deferred income taxes	34,500	24,320
Prepaid expenses and other current assets	7,550	6,500
Assets of discontinued operations held for sale	—	4,250
Total current assets	366,770	279,770
Property and equipment, net	167,510	162,220
Goodwill	205,890	196,330
Other intangibles, net	159,930	164,080
Other assets	24,060	23,380
Total assets	$924,160	$825,780

Liabilities and Shareholders’ Equity
Current liabilities:
Current maturities, long-term debt	$17,730	$16,190
Accounts payable	128,300	92,840
Accrued liabilities	68,400	65,750
Liabilities of discontinued operations	—	1,070
Total current liabilities	214,430	175,850
Long-term debt	476,920	498,360
Deferred income taxes	63,880	42,590
Other long-term liabilities	56,610	47,000
Total liabilities	811,840	763,800
Total shareholders’ equity	112,320	61,980
Total liabilities and shareholders’ equity	$924,160	$825,780

TriMas Corporation

Consolidated Statement of Operations

(Dollars in thousands, except for share amounts)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2010	2009	2010	2009
	(unaudited)
Net sales	$222,650	$191,090	$942,650	$803,650
Cost of sales	(158,160)	(137,110)	(662,300)	(594,830)
Gross profit	64,490	53,980	280,350	208,820
Selling, general and administrative expenses	(44,400)	(37,960)	(164,730)	(150,200)
Estimated future unrecoverable lease obligations	—	(5,250)	—	(5,250)
Fees incurred under advisory services agreement	—	(2,890)	—	(2,890)
Loss on dispositions of property and equipment	(590)	(750)	(1,540)	(570)
Operating profit	19,500	7,130	114,080	49,910
Other income (expense), net:
Interest expense	(12,050)	(10,540)	(51,830)	(45,070)
Gain (loss) on extinguishment of debt	—	(10,260)	—	17,990
Gain on bargain purchase	—	—	410	—
Other, net	(260)	(40)	(1,510)	(1,750)
Other expense, net	(12,310)	(20,840)	(52,930)	(28,830)

Income (loss) from continuing operations before income taxes	7,190	(13,710)	61,150	21,080
Income tax (expense) benefit	980	4,840	(19,250)	(8,350)
Income (loss) from continuing operations	8,170	(8,870)	41,900	12,730
Income (loss) from discontinued operations, net of income taxes	(2,480)	(2,490)	3,370	(12,950)
Net income (loss)	$5,690	$(11,360)	$45,270	$(220)

Earnings (loss) per share - basic:
Continuing operations	$0.24	$(0.26)	$1.24	$0.38
Discontinued operations, net of income taxes	(0.07)	(0.08)	0.10	(0.39)

Net income (loss) per share	$0.17	$(0.34)	$1.34	$(0.01)

Weighted average common shares - basic	33,852,165	33,516,104	33,761,430	33,489,659

Earnings (loss) per share - diluted:
Continuing operations	$0.23	$(0.26)	$1.21	$0.37
Discontinued operations, net of income taxes	(0.07)	(0.08)	0.10	(0.38)

Net income (loss) per share	$0.16	$(0.34)	$1.31	$(0.01)

Weighted average common shares - diluted	34,561,391	33,516,104	34,435,245	33,892,170

TriMas Corporation

Company and Business Segment Financial Information

Continuing Operations

(Unaudited — dollars in thousands)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2010	2009	2010	2009
Packaging
Net sales	$37,560	$38,930	$171,170	$145,060
Operating profit	$10,230	$9,660	$48,710	$33,050
Adjusted EBITDA	$13,180	$12,970	$60,530	$45,730

Special Items to consider in evaluating operating profit and Adjusted EBITDA:
- Severance and business restructuring costs	$—	$(110)	$—	$(590)

Excluding Special Items, operating profit would have been:	$10,230	$9,770	$48,710	$33,640

Excluding Special Items, Adjusted EBITDA would have been:	$13,180	$13,080	$60,530	$46,320

Energy
Net sales	$34,700	$28,110	$129,100	$111,520
Operating profit	$3,340	$2,790	$14,700	$11,140
Adjusted EBITDA	$4,000	$3,250	$16,640	$13,120

Special Items to consider in evaluating operating profit and Adjusted EBITDA:
- Severance and business restructuring costs	$—	$(340)	$—	$(470)

Excluding Special Items, operating profit would have been:	$3,340	$3,130	$14,700	$11,610

Excluding Special Items, Adjusted EBITDA would have been:	$4,000	$3,590	$16,640	$13,590

Aerospace & Defense
Net sales	$20,460	$17,900	$73,930	$74,420
Operating profit	$5,070	$3,360	$18,090	$21,770
Adjusted EBITDA	$5,640	$3,850	$20,420	$24,030

Special Items to consider in evaluating operating profit and Adjusted EBITDA:
- Severance and business restructuring costs	$—	$(40)	$—	$(180)

Excluding Special Items, operating profit would have been:	$5,070	$3,400	$18,090	$21,950

Excluding Special Items, Adjusted EBITDA would have been:	$5,640	$3,890	$20,420	$24,210

Engineered Components
Net sales	$45,330	$23,300	$153,190	$99,700
Operating profit	$4,890	$1,930	$17,400	$4,600
Adjusted EBITDA	$6,230	$2,980	$22,540	$8,740

Special Items to consider in evaluating operating profit and Adjusted EBITDA:
- Severance and business restructuring costs	$—	$—	$—	$(470)

Excluding Special Items, operating profit would have been:	$4,890	$1,930	$17,400	$5,070

Excluding Special Items, Adjusted EBITDA would have been:	$6,230	$2,980	$22,540	$9,210

Cequent Asia Pacific
Net sales	$18,950	$22,000	$75,990	$63,930
Operating profit (loss)	$2,630	$4,130	$12,050	$7,990
Adjusted EBITDA	$3,320	$5,810	$14,800	$12,170

Special Items to consider in evaluating operating profit (loss):

- Severance and business restructuring costs	$—	$—	$—	$(270)

Excluding Special Items, operating profit (loss) would have been:	$2,630	$4,130	$12,050	$8,260

Special Items to consider in evaluating Adjusted EBITDA:
- Severance and business restructuring costs	$—	$—	$—	$(270)

Excluding Special Items, Adjusted EBITDA would have been:	$3,320	$5,810	$14,800	$12,440

Cequent North America
Net sales	$65,650	$60,880	$339,270	$309,020
Operating profit (loss)	$(340)	$(6,060)	$27,840	$(3,160)
Adjusted EBITDA	$2,770	$(2,230)	$40,580	$13,110

Special Items to consider in evaluating operating profit (loss):

- Severance and business restructuring costs	$—	$(6,500)	$—	$(13,820)

Excluding Special Items, operating profit (loss) would have been:	$(340)	$440	$27,840	$10,660

Special Items to consider in evaluating Adjusted EBITDA:

- Severance and business restructuring costs	$—	$(6,120)	$—	$(11,200)

Excluding Special Items, Adjusted EBITDA would have been:	$2,770	$3,890	$40,580	$24,310

Corporate Expenses
Operating loss	$(6,320)	$(8,680)	$(24,710)	$(25,480)
Adjusted EBITDA	$(6,430)	$(9,310)	$(24,820)	$2,050

Special Items to consider in evaluating operating loss:

- Severance and business restructuring costs	$—	$(2,890)	$—	$(5,830)

Excluding Special Items, operating loss would have been:	$(6,320)	$(5,790)	$(24,710)	$(19,650)

Special Items to consider in evaluating Adjusted EBITDA:
- Severance and business restructuring costs	$—	$(2,890)	$—	$(5,830)
- Gain on extinguishment of debt	$—	$—	$—	$29,390

Excluding Special Items, Adjusted EBITDA would have been:	$(6,430)	$(6,420)	$(24,820)	$(21,510)

Total Company
Net sales	$222,650	$191,120	$942,650	$803,650
Operating profit	$19,500	$7,130	$114,080	$49,910
Adjusted EBITDA	$28,710	$17,320	$150,690	$118,950

Total Special Items to consider in evaluating operating profit:	$—	$(9,880)	$—	$(21,630)

Excluding Special Items, operating profit would have been:	$19,500	$17,010	$114,080	$71,540

Total Special Items to consider in evaluating Adjusted EBITDA:	$—	$(9,500)	$—	$10,380

Excluding Special Items, Adjusted EBITDA would have been:	$28,710	$26,820	$150,690	$108,570

Appendix I

TriMas Corporation

Additional Information Regarding Special Items Impacting

Reported GAAP Financial Measures

(Unaudited)

	Three months ended		Three months ended
	December 31, 2010		December 31, 2009
(dollars in thousands, except per share amounts)	Income	EPS	Income	EPS

Income and EPS from continuing operations, as reported	$8,170	$0.23	$(8,870)	$(0.26)

After-tax impact of Special Items to consider in evaluating quality of income and EPS from continuing operations:
Severance and business restructuring costs and other	—	—	(6,110)	(0.18)

Excluding Special Items except gain on extinguishment of debt, income and EPS from continuing operations would have been	$8,170	$0.23	$(2,760)	$(0.08)

After-tax impact of loss on extinguishment of debt	—	—	(6,380)	(0.19)

Excluding Total Special Items, income and EPS from continuing operations would have been	$8,170	$0.23	$3,620	$0.11

Weighted-average shares outstanding at December 31, 2010 and 2009		34,561,391		33,516,104

	Twelve months ended		Twelve months ended
	December 31, 2010		December 31, 2009
(dollars in thousands, except per share amounts)	Income	EPS	Income	EPS

Income and EPS from continuing operations, as reported	$41,900	$1.21	$12,730	$0.37

After-tax impact of Special Items to consider in evaluating quality of income and EPS from continuing operations:
Severance and business restructuring costs and other	—	—	(13,360)	(0.39)

Excluding Special Items except gain on extinguishment of debt, income and EPS from continuing operations would have been	$41,900	$1.21	$26,090	$0.76

After-tax impact of gain on extinguishment of debt	—	—	11,190	0.33

Excluding Total Special Items, income and EPS from continuing operations would have been	$41,900	$1.21	$14,900	$0.43

Weighted-average shares outstanding at December 31, 2010 and 2009		34,435,245		33,892,170

Appendix I (cont.)

TriMas Corporation

Additional Information Regarding Special Items Impacting

Reported GAAP Financial Measures

(Unaudited)

	Three months ended		Twelve months ended
	December 31,		December 31,
(dollars in thousands)	2010	2009	2010	2009

Operating profit from continuing operations, as reported	$19,500	$7,130	$114,080	$49,910

Special Items to consider in evaluating quality of earnings:
Severance and business restructuring costs and other	$—	$(9,880)	$—	$(21,630)

Excluding Special Items, operating profit from continuing operations would have been	$19,500	$17,010	$114,080	$71,540

	Three months ended		Twelve months ended
	December 31,		December 31,
(dollars in thousands)	2010	2009	2010	2009

Adjusted EBITDA from continuing operations, as reported	$28,710	$17,320	$150,690	$118,950

Special Items to consider in evaluating quality of earnings:
Severance and business restructuring costs and other	$—	$(9,500)	$—	$(19,010)

Excluding Special Items except gain on extinguishment of debt, Adjusted EBITDA from continuing operations would have been	$28,710	$26,820	$150,690	$137,960

Gross gain on extinguishment of debt	$—	$—	$—	$29,390

Excluding Total Special Items, Adjusted EBITDA from continuing operations would have been	$28,710	$26,820	$150,690	$108,570

Appendix II

TriMas Corporation

Reconciliation of Non-GAAP Measure Adjusted EBITDA(1) and Free Cash Flow(2)

(Unaudited)

	Three months ended		Twelve months ended
	December 31,		December 31,
(dollars in thousands)	2010	2009	2010	2009

Net income (loss)	$5,690	$(11,360)	$45,270	$(220)
Income tax expense (benefit)	(2,130)	(7,170)	21,450	(520)
Interest expense	12,180	10,670	52,380	45,720
Debt extinguishment costs	—	10,260	—	11,400
Impairment of property and equipment	—	2,340		2,340
Impairment of goodwill and indefinite-lived intangible assets	—	930		930
Depreciation and amortization	9,470	10,530	37,740	43,940

Adjusted EBITDA, total company	25,210	16,200	156,840	103,590

Adjusted EBITDA, discontinued operations	(3,500)	(1,120)	6,150	(15,360)

Adjusted EBITDA, continuing operations	$28,710	$17,320	$150,690	$118,950
Special Items, excluding gain on extinguishment of debt	—	9,500	—	(10,380)
Cash interest	(17,380)	(18,140)	(45,090)	(43,600)
Cash taxes	(2,660)	(1,470)	(8,920)	(8,200)
Non-cash gain on bargain purchase	—	—	(410)	—
Capital expenditures	(10,810)	(3,210)	(21,900)	(14,030)
Changes in operating working capital	19,190	14,790	(2,950)	58,710
Free Cash Flow from operations before Special Items	17,050	18,790	71,420	101,450
Cash paid for Special Items	(420)	(2,220)	(2,870)	(9,130)
Net proceeds from sale of business and other assets	90	90	14,810	23,190
Free Cash Flow	$16,720	$16,660	$83,360	$115,510

(1)

The Company defines Adjusted EBITDA as net income (loss) before cumulative effect of accounting change, interest, taxes, depreciation, amortization, debt extinguishment costs, non-cash asset and goodwill impairment write-offs, and non-cash losses on sale-leaseback of property and equipment. Lease expense and non-recurring charges are included in Adjusted EBITDA and include both cash and non-cash charges related to restructuring and integration expenses. In evaluating our business, management considers and uses Adjusted EBITDA as a key indicator of financial operating performance and as a measure of cash generating capability. Management believes this measure is useful as an analytical indicator of leverage capacity and debt servicing ability, and uses it to measure financial performance as well as for planning purposes. However, Adjusted EBITDA should not be considered as an alternative to net income, cash flow from operating activities or any other measures calculated in accordance with U.S. GAAP, or as an indicator of operating performance. The definition of Adjusted EBITDA used here may differ from that used by other companies.

(2)

The Company defines Free Cash Flow as Adjusted EBITDA from continuing operations, plus Special Items and net proceeds from sale of businesses, less cash paid for interest, taxes and Special Items, capital expenditures and changes in operating working capital. As detailed in Appendix I, for purposes of determining Free Cash Flow, Special Items, net, include those costs, expenses and other charges incurred on a cash basis that are included in the determination of net income (loss) under GAAP and are not added back to net income (loss) in determining Adjusted EBITDA, but that management would consider important in evaluating the quality of the Company’s Free Cash Flow, as defined.